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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 8, 2002

PAYPAL, INC.
(Exact name of registrant as specified in its charter)

000-49603
(Commission File Number)

Delaware	77-0510487
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

303 Bryant Street
Mountain View, California 94041
(Address of principal executive offices, with zip code)

(650) 864-8000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address,
if changed since last report)

Item 5. Other Events.

        On July 8, 2002, a complaint captioned Kathleen Rooney v. PayPal, Inc., John C. Dean, Jr., Shailesh J. Metha, John A. Malloy, Timothy M. Hurd, Michael J. Moritz, Elon Musk, Peter A. Thiel, Max R. Levchin, and eBay Inc., C.A. No. 19733 was filed in Delaware Chancery Court. A second complaint captioned Louis Crespo v. PayPal, Inc., Peter A. Thiel, Max R. Levchin, John C. Dean, Jr., Shailesh Mehta, John A. Malloy, Timothy M. Hurd, Michael J. Moritz, Elon Musk, and eBay, Inc., C.A. No. 19735 was filed on July 9, 2002 in the same court. A third complaint captioned Daniel Lowe v. PayPal, Inc. Peter A. Thiel, Max R. Levchin, John C. Dean, Jr., Shailesh Mehta, John A. Malloy, Timothy M. Hurd, Michael J. Moritz, Elon Musk and eBay, Inc., C.A. No. 19745 was filed on July 10, 2002 in the same court. A fourth complaint captioned Dominic A. Castaldo v. Peter A. Thiel, Max R. Levchin, John C. Dean, Timothy M. Hurd, John A. Malloy, Shailesh J. Mehta, Michael J. Moritz, Elon R. Mush, eBay Inc., and PayPal, Inc., Case File No. CV809326, was filed July 10, 2002 in the Superior Court of the State of California for the County of Santa Clara.

        These lawsuits purport to be brought as class actions on behalf of all stockholders of PayPal, Inc. ("PayPal") and allege that the defendants have breached fiduciary duties they allegedly owe to PayPal stockholders by entering into a merger agreement that contemplates that each share of PayPal common stock will be exchanged for .39 shares of eBay common stock. The complaints seek an injunction prohibiting the merger, unspecified monetary damages, and costs and attorneys' fees. PayPal believes that these suits are without merit and intends to defend against them vigorously.

        On July 9, 2002, PayPal was served with a Subpoena Duces Tecum, dated July 5, 2002, issued by the Attorney General of the State of New York. The subpoena seeks the production of documents on or before July 22, 2002 that are related to, among other things, PayPal's transactions with merchants involved in online gambling activities. No civil or criminal action or proceeding has been commenced against PayPal by the Attorney General, and the stated purpose of the subpoena is to assist the Attorney General in determining whether an action or proceeding should be instituted. PayPal intends to cooperate fully with the Attorney General in this matter.

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 12, 2002	PAYPAL, INC.

/s/ Roelof F. Botha
By: Roelof F. Botha Its: Chief Financial Officer

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  Item 5. Other Events.
SIGNATURES